Exhibit 10.1

OCEAN PARTNERS UK LIMITED

PREPAYMENT AGREEMENT

This Prepayment Agreement (the “Agreement”) is entered into by and among the parties set forth below as of August 20, 2026. This Agreement shall supersede all previous agreements among the parties with respect to the subject matter hereof.

CHAPTER I. TERMS AND CONDITIONS

A. Lender:	Ocean Partners UK Limited (the “Lender”), a corporation duly organized and validly existing under the laws of the United Kingdom with registered number 5171451.

B. Borrower:	Bunker Hill Mining Corp., a company formed under the laws of the State of Nevada with Nevada Business Indentification Number NV20071244505 (“Bunker Hill”), and Bunker Hill’s wholly-owned subsidiary, Silver Valley Metals Corp., a company formed under the laws of the State of Idaho with Idaho Business Identification Number 633423 (“SVM”, and collectively with Bunker Hill, the “Borrower”).

C. Facility:

The Lender shall make available to the Borrower a prepayment credit facility (the “Facility”) in an amount of up to $10,000,000 (Ten Million United States Dollars also known as the “Facility Amount”), subject to the terms and conditions of this Agreement.

Throughout this Agreement, any references to “Dollar” and “$” shall mean the legal currency of the United States of America.

D. Purpose:	For working capital purposes at the Borrower’s Bunker Hill mine in Idaho (the “Property”), legally and beneficially owned by SVM.

E. Availability:	The Lender shall make one or more advances to the Borrower during the period commencing on the date of the first Draw and ending on the date that is three months thereafter in a total amount not exceeding the Facility Amount (the “Draw”), following satisfaction of all Conditions Precedent (as defined below), including the Borrower delivering to the Lender a completed Draw request (a “Draw Request”) in a form acceptable to the Lender. The first Draw and each subsequent Draw will be advanced by the Lender to the Borrower within three Business Days of receipt by the Lender of the applicable Draw Request.

F. Maturity Date:	The Facility shall mature on the earlier of: (a) 6 full calendar months after the first Draw; and (b) the date on which this Agreement is terminated in accordance with the terms hereof (the “Maturity Date”).

G. Mandatory Repayment:	The Borrower shall repay the principal amount for all Draws in accordance with the following schedule, with repayment calculated from the date of drawing the first Draw:

a)	Following a grace period of three full calendar months from the start first Draw, the Facility Amount drawn shall be repaid in accordance with the following schedule:

a.	The Facility Amount drawn shall be repaid in two monthly installments of 20% each, payable in Months 4 through 5 after the first Draw.

b.	A final installment of 60% of the principal shall be due in Month 6 after the first Draw.

b)	The repayments shall be made against deliveries of concentrate (the “Concentrates”) as set out in the terms of the Amended and Restated Lead Concentrate Offtake Agreement between SVM and Teck Metals Ltd. (“Teck”), dated July 8, 2026, as assigned by Teck to Ocean Partners on July 14, 2026 (the “Concentrates Agreement”), or repaid in cash at the Borrower’s option.

c)	The records of the receipt of payment by the Lender’s bank shall be used to determine the exact date of any principal repayment.

H. Payment of Interest:	The Borrower will pay to the Lender the Facility Interest (as defined below) within 3 days of the accrual date, as follows (at the Borrower’s option):

a)	by setoff against any payments owed against Concentrate; or

b)	in cash.

I. Facility Interest:

Interest on outstanding amounts under the Facility (the “Facility Interest”) shall accrue daily commencing on the date that the Draw is advanced, and thereafter shall be payable monthly in arrears by the Borrower on the first Business Day of the next month at the rate of 7.00% per annum + 3 Month SOFR Rate (the “Facility Interest Rate”).

For purposes of this Agreement, “3 Month SOFR Rate” shall refer to the rate published by the CME Group, representing the forward-looking cost of borrowing cash overnight collateralized by U.S. Treasury securities, as determined based on actual transactions in the repurchase agreement market.

J. Default Interest:	Upon the occurrence and during the continuation of any Event of Default (as defined below), a rate of three percent (3.0%) per annum in excess of the Facility Interest Rate otherwise in effect, as it may vary from time to time, accrued on a daily basis and computed on the basis of a 360 day year.

K. Voluntary Prepayment Option:

The Borrower may prepay any or all of the outstanding amounts owing under the Facility at any time with 5 (five) days notice with no prepayment fee. In the case of a partial prepayment, each mandatory payment as set out in Chapter I, Section G hereof will remain the same until the Facility Amount is repaid in full.

L. Fee:	None.

M. Share Bonus	None.

N. Warrants:	None.

O. Form of Payment:

Each payment to the Lender hereunder will be paid, to the extent possible and except as explicitly set out herein, by set off against the Lender Concentrates Payable (as defined in the Concentrates Agreement), if any, at the time each such payment is due, and otherwise will be paid in cash by the Borrower to such account as the Lender shall specify.

P. Address and email address of Borrower, for notices under this agreement:

Bunker Hill Mining Corp.

1009 McKinley Avenue

Kellogg, Idaho 83831

Attention:     Sam Ash, Chief Executive Officer

Email:

Silver Valley Metals Corp.

1009 McKinley Avenue

Kellogg, Idaho 83831

Attention:      Sam Ash, Chief Executive Officer

Email:

Q. Address and email address of Lender, for notices under this agreement:	Ocean Partners UK Limited The Pearce Building Third Floor, West Street Maidenhead, Berkshire SL6 1RL United Kingdom e-mail:

CHAPTER II CLAUSES

ARTICLE I

Amount, Cash Payments, Draws and Availability Period

A. Amount of the Credit. The Lender hereby opens the Facility in favour of the Borrower pursuant to and upon the terms and conditions set forth in this Agreement, in the Facility Amount set forth in Chapter I, Section C hereof, as a prepayment for Concentrates to be delivered to the Lender and purchased by it under the Concentrates Agreement. The purpose of the Facility is to provide general working capital to the Borrower to finance the mining operations at the Properties and for general corporate purposes, and the proceeds of the Facility shall be applied accordingly.

B. Draws. At the sole discretion of the Lender, advances by way of one or more Draws under the Facility, each in a minimum principal amount of $1,000,000, shall be made available as provided in Chapter I, Section E hereof, as requested by the Borrower, provided all Conditions Precedent set forth herein have been satisfied. Upon the Lender’s receipt of a written Draw Request, appropriately completed and accompanied by the documents referred to therein, the Lender is authorized by the Borrower to advance the first Draw as provided in Chapter I, Section E hereof.

ARTICLE II

Fees and Reimbursement

A. Fees, Expenses and Warrants.

No fees shall be due and payable under the Facility.

B. Repayment. The Borrower agrees to repay the Lender all amounts owing under the Facility on the dates and under the terms set forth in Chapter I hereof. Amounts repaid by the Borrower hereunder may not be re-borrowed.

ARTICLE III

Conditions Precedent. Representations, Warranties and Covenants

A. Conditions Precedent. Without limiting any of the terms of this Agreement, the Lender shall not be required to advance the first Draw and, as indicated below, each subsequent Draw, unless and until each of the following conditions (the “Conditions Precedent”) has been fulfilled:

(1) The Borrower shall have executed and delivered this Agreement to the Lender;

(2) All representations and warranties by the Borrower in this Agreement are true and correct on the date of the Draw Request and remain true and correct on the date of each Draw, and that no Event of Default under this Agreement shall have occurred;

(3) Prior to the first Draw, the Lender and the Borrower shall each have received approval of its Board of Directors with respect to the transactions contemplated in this Agreement;

(4) Immediately prior to each Draw, no law, regulation, ruling or other action shall exist or have occurred which would prevent the Lender or the Borrower from fulfilling their respective obligations hereunder;

(5) Prior to the first Draw, the Borrower shall have definitively and publically announced a merger or acquisition agreement between itself and Silver47 Exploration Corp. (the “Merger”) in a form acceptable to the Lender; and

(6) Immediately prior to each Draw, the Borrower or its affiliates shall not be in default hereunder or under the Concentrates Agreement.

B. Representations, Warranties and Covenants. In order to induce the Lender to enter into this Agreement and to make the Draws available to the Borrower, the Borrower hereby represents, warrants and covenants that:

(1) The Borrower is duly organized and validly existing, in the case of Bunker Hill, under the laws of the State of Nevada and, in the case of SVM, under the laws of the State of Idaho;

(2) The Borrower has full legal right to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(3) All consents, licenses, authorizations and corporate approvals necessary to make all required payments under this Agreement, or exemptions by any governmental authority which are necessary or advisable (a) for the execution, delivery, performance and observance by the Borrower of this Agreement, and (b) for the validity, binding effect and enforceability of this Agreement, have been obtained and are in full force and effect;

(4) The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by this Agreement does not and will not conflict with or result in a breach or violation of: (i) any law, ordinance, decree, regulation or other requirement; or (ii) any order, writ, injunction, judgment or decree of any court or other tribunal. Further, the execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by this Agreement does not and will not conflict with or result in a breach of any agreement or instrument to which the Borrower is a party, or by which it or any of it revenues, properties or assets may be bound, or result in the creation or imposition of any lien upon any of the revenues, properties or assets of the Borrower pursuant to any such agreement or instrument;

(5) This Agreement has been duly executed and delivered by the Borrower and constitutes obligations of the Borrower which are legal, valid and binding upon the Borrower and enforceable against the Borrower in accordance with their respective terms;

(6) No legal proceedings are pending or, to the best of the Borrower’s knowledge and belief, threatened before any court or governmental authority which might materially and adversely affect the Borrower’s financial condition, business or operations, restrain or enjoin or have the effect of restraining or enjoining the Borrower’s performance or observance of the terms and conditions or in any other manner question the validity, binding effect or enforceability of this Agreement;

(7) The Borrower shall pay all taxes as they become due;

(8) The Borrower shall comply with all laws and material contractual obligations including but not limited to anti corruption, anti-money laundering, anti-slavery and sanctions laws;

(9) The Borrower shall maintain adequate property insurance for the Property and shall maintain the Property and its associated facilities in an adequate fashion to allow claims under any insurance policies;

(10) The Borrower shall not abandon the Property and shall maintain all government authorizations, licenses and permits required to operate the Property in a normal operating fashion;

(11) The Borrower will maintain accounting records in accordance with the public company accounting standards in effect from time to time in United States or Canada consistently applied throughout the accounting periods involved; promptly furnish the Lender with such information concerning its business, affairs and financial condition as the Lender may reasonably request; permit representatives of the Lender to visit and inspect the Property and examine any of the books and records of the Borrower at any reasonable time and as often as the Lender may reasonably desire;

(12) The Borrower shall not (and shall cause its direct and indirect subsidiaries not to) pledge, encumber or otherwise grant any charge or security interest in and to any of its assets or property (in each case a “Charge”) while this Agreement is in effect, except for Charges disclosed to the Lender and consented to by the Lender in advance, in the Lender’s sole discretion;

(13) The Borrower shall not sell, lease or otherwise dispose of any material assets worth greater than $5,000,000.00 in a given 12 month period excluding for obsolete or damaged assets or for product in the ordinary course of business, without the consent of the Lender not to be unreasonably withheld;

(14) Borrower shall not declare and pay any dividends or distributions or redeem or purchase or otherwise acquire any of its shares without the express consent of the Lender not to be unreasonably withheld; and

(15) The Borrower is solvent (which for this purpose shall mean that the fair market value of its tangible property is in excess of the total amount of its debts and that is able to pay, and is currently paying, its debts as they come due).

ARTICLE IV

Suspension and Cancellation; Events of Default

A. Events of Default. If any of the following events (each an “Event of Default”) has occurred and is continuing:

(1) A failure by the Borrower to pay when due any amount owing under this Agreement; or

(2) Any representation or warranty made by the Borrower in this Agreement or in connection herewith, or any statement made in any certificate, report or financial information furnished by the Borrower to the Lender is determined by the Lender to have been false or misleading in any material respect when made; or

(3) A failure by the Borrower to perform or comply with any of the covenants or provisions set forth in this Agreement (exclusive of any events specified as an Event of Default in any other subparagraph of this paragraph A), which failure remains unremedied for a period of 30 days after written notice thereof has been given to the Borrower by the Lender; or

(4) The Borrower shall default in connection with the Concentrates Agreement or any other material agreement with Lender, which default entitles the Lender to terminate or accelerate such agreement or exercise any remedies thereunder; or

(5) The Borrower:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c)	suspends or threatens to suspend making payments on any of its debts; or

(d)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(6) The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities); or

(7) The Borrower sells the Property or there is a change of control of the Borrower with a change of control being defined as the acquisition or increase and the corresponding disposal or decrease of direct or indirect control of the Property; or

(8) A moratorium is declared in respect of any indebtedness of the Borrower; or

(9) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower for the reason of avoiding financial difficulty;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	enforcement of any security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction; or

(10) Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower and is not discharged within 14 days; or

(11) This Agreement is terminated or the Borrower contends that this Agreement is not a legal, valid and binding obligation of the Borrower, enforceable in accordance with the terms hereof or in any way ceases to provide to the Lender the rights, privileges, benefits, powers, and remedies intended to be conferred hereby, or the Borrower repudiate its obligations hereunder; or

(12) The Merger is publically announced as being closed; or

(13) The Lender completes an equity financing in excess of the balances outstanding under the Facility, then the Lender may immediately demand repayment by the Borrower of all amounts then outstanding under the Facility, including accrued interest thereon to the date of repayment, and all fees and other amounts owing under this Agreement.

ARTICLE V

Jurisdiction

A. Submission to Jurisdiction. The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

B. The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to this contrary.

C. This Articles V is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

ARTICLE VI

Miscellaneous

A. Payments. All payments hereunder, other than those made by way of set-off against amounts due under the Concentrates Agreement as provided herein, shall be made in freely transferable and immediately available Dollars at the office of the Lender as set forth in Chapter I, Section Q of this Agreement, and shall be free and clear of any lien, encumbrance, set-off or counterclaim whatsoever.

If any payment hereunder becomes due and payable on a day which is not a Business Day (as defined below), then such payment shall be extended to the next succeeding Business Day and any applicable Facility Interest (including any interest at the default rate set out in Chapter I, Section J) shall be payable thereon during such extension. All amounts received hereunder by the Lender shall be applied in the manner and order of priority determined by the Lender in its sole discretion, on the understanding that all payments received shall be applied first to the Lender’s expenses, then to accrued and unpaid interest, then to past due principal and then to principal. Any prepayments of principal shall be applied to unpaid principal in inverse order of maturity.

The agreements in this Article VI, Section A shall survive termination of this Agreement and all other amounts due hereunder.

B. Disclaimer. The Lender shall not be responsible in any way for the performance of any contract or obligation related to the Property that will affect the obligations of Borrower under this Agreement.

C. Governing Law. This Agreement shall be deemed to be a contract made under the laws of England and for all purposes shall be governed and construed in accordance with such laws.

D. Communications. All notices or other communications required or permitted to be given hereunder shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service at the address set forth in Chapter I of this Agreement or to such other address as may be designated by a party by notice given in accordance with this paragraph, and shall be deemed given when so delivered by hand or if mailed, and if by facsimile, on the date the transmission is made, which shall be confirmed in writing.

E. Business Day. When used in this Agreement, “Business Day” means any day on which dealings in Dollar deposits are carried on in the commercial banks in the United States and United Kingdom are open for domestic business.

F. Assignment. The Borrower hereby expressly authorizes the Lender to sell, assign, transfer, pledge, negotiate, grant participations in or otherwise dispose of all or any part of the Borrower’s indebtedness under this Agreement, even before the due date of the respective obligation in favor of any party, which party shall enjoy all the rights and privileges of the Lender under this Agreement. The Borrower shall, at the request of the Lender, execute and deliver to the Lender or to any party that the Lender may designate any such further instruments as may be necessary or desirable to give full force and effect to the disposition by the Lender.

G. Entire Agreement. This Agreement sets forth the entire agreement among the Borrower and the Lender and supersedes any prior oral or written agreement or understanding, including without limitation any credit agreement previously executed with respect to the subject matter hereof.

In order to be effective hereunder, any waiver or amendment of any provision hereof must be in writing and signed by the party to be charged with the effect thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereof execute this Agreement as of the date above written.

BUNKER HILL MINING CORP.		OCEAN PARTNERS UK LIMITED

By:	/s/ Sam Ash	By:	/s/ Neil Poulter

Name:	Sam Ash	Name:	Neil Poulter
Title:	CEO	Title:	Director

ADDRESS:	ADDRESS:

Bunker Hill Mining Corp.
1009 McKinley Avenue
Kellogg, Idaho 83831
Attention: Sam Ash, Chief Executive Officer
Email:

SILVER VALLEY METALS CORP.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	President

ADDRESS:

Silver Valley Metals Corp.

1009 McKinley Avenue

Kellogg, Idaho 83831

Attention:         Sam Ash, Chief Executive Officer

Email: